Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.19 DILUTED EARNINGS PER SHARE IN
SECOND QUARTER 2013; DECLARES $0.15 QUARTERLY DIVIDEND
PER SHARE

BALTIMORE (August 7, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2013.

“The first half of 2013 has been very successful for the Company, not only with respect to the Company’s results but on growing our platform through additional acquisitions of broadcast assets, especially our most recently announced planned acquisition of the Allbritton stations and their local news cable/satellite channel,” commented David Smith, President and CEO of Sinclair.  “Since April 1, 2013, we have announced definitive agreements for the acquisition of 35 additional stations bringing the total number of acquired or announced stations in the past two years to 91.  The effect is to not only grow our national footprint and reach, but to unlock operating synergies, gain access to valuable spectrum, and build a platform whereby we can expand content offerings and shape the future of the broadcast industry.   We are excited about the successes we have achieved and the additional value that we have created and anticipate creating for our shareholders.”

Financial Results:

Net broadcast revenues from continuing operations were $279.3 million for the three months ended June 30, 2013, an increase of 28.4% versus the prior year period result of $217.6 million.  The Company had operating income of $84.3 million in the three-month period, as compared to operating income of $71.9 million in the prior year period.  Net income attributable to the Company was $17.8 million in the three-month period, which includes a $16.3 million one-time loss from extinguishment of debt, versus net income of $30.1 million in the prior year period.

The Company reported diluted earnings per common share of $0.19 for the three-month period ended June 30, 2013 versus diluted earnings per common share of $0.37 in the prior year period.  Excluding the loss associated with the extinguishment of debt, diluted earnings per share would have been $0.30.

Net broadcast revenues from continuing operations were $532.2 million for the six months ended June 30, 2013, an increase of 30.3% versus the prior year period result of $408.5 million.  The Company had operating income of $147.9 million in the six-month period, as compared to operating income of $131.8 million in the prior year period.  Net income attributable to the Company was $34.8 million in the six-month period, versus net income of $59.4 million in the prior year period.

The Company reported diluted earnings per common share of $0.40 in the six-month period ended June 30, 2013 versus diluted earnings per common share of $0.73 in the prior year period.   Excluding the loss associated with the extinguishment of debt, diluted earnings per share would have been $0.51.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $1.5 million in the second quarter 2013 versus $11.4 million in second quarter 2012.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 35.9% in the second quarter 2013, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 7.0% versus the second quarter 2012.  Excluding political revenues, local net broadcast revenues were up 37.3% and national net broadcast revenues were up 26.1% in the second quarter 2013 versus the second quarter of 2012.  On a same station basis, excluding political revenues, local net broadcast revenues were up 12.5%, while national net broadcast revenues were up 4.3%, versus the second quarter of 2012.

•                  Advertising categories, on a same station basis, that reported the largest spending increases in the second quarter 2013, as compared to the same period last year, were automotive, which was up 6.0%, telecommunications, furniture, grocery and direct response.  Categories that declined were schools, paid programming, and restaurants.

•                  On May 1, 2013, the Company closed on the purchase of certain stock and/or broadcast assets of four television stations, located in four markets, owned by COX Media Group for $99.0 million, less working capital adjustments including $4.3 million of accounts receivable acquired, and an agreement to provide sales services to one other station.

•                  On June 3, 2013, the Company closed on the purchase of the non-license assets and entered into an agreement to provide sales services to WUTB-TV (MNT) in Baltimore from FOX Television Stations for $2.4 million.

•                  In June, the Company entered into a definitive merger agreement to acquire certain stock and broadcast assets of four television stations owned by TTBG LLC (“TTBG”) for $115.35 million and to assume TTBG agreements to provide sales and other services to two stations. The transaction is expected to close late in the third quarter/early fourth quarter of 2013 subject to the approval of the FCC and customary closing conditions.

•                 In June, the Company announced it entered into a definitive agreement to purchase the assets of Dielectric, a unit of SPX Corporation and the nation’s largest manufacturer of broadcast television, radio and wireless antennas, transmission lines, and RF systems for $4.65 million.

•                  Effective July 15, 2013, the Company terminated its contract with Inergize Digital, a digital management solutions company owned by Nexstar Broadcasting.

•                  In  July, the Company announced it entered into a definitive agreement to purchase the stock of Perpetual Corporation and the equity interest of Charleston Television, LLC, both owned and controlled by the Allbritton family (“Allbritton”) for an aggregate purchase price of $985.0 million.  The Allbritton stations consist of seven ABC Network affiliates and NewsChannel 8, a 24-hour local cable/satellite news network covering the Washington D.C. metropolitan area.  The Company expects the transaction to close in the fourth quarter of 2013, subject to the approval of the FCC, antitrust clearance, as applicable, and customary closing conditions.  To comply with FCC local television ownership rules, Sinclair expects to sell the license and certain related assets of its existing stations in Birmingham, AL, Harrisburg/Lancaster/Lebanon/York, PA and Charleston, SC and to provide sales and other non-programming support services to each of these stations pursuant to customary shared services and joint sales agreements.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $550.8 million in cash and cash equivalents, was $1,898.4 million at June 30, 2013 versus net debt of $2,245.0 million at March 31, 2013.

•                  On May 7, 2013, the Company closed on the issuance of 18.0 million primary shares of Class A common stock priced at $27.25 per share, and on May 15, 2013, the Class B shareholders sold 2.4 million secondary shares in the overallotment process.

•                  As of June 30, 2013, 73.5 million Class A common shares and 26.3 million Class B common shares were outstanding, for a total of 99.8 million common shares outstanding.

•                  On June 14, 2013, the Company paid a $0.15 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the second quarter 2013 were $9.7 million.

•                  Program contract payments for continuing operations were $22.7 million in the second quarter 2013.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its third quarter 2013 and full year 2013 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in this “Outlook” section are forward-looking and, therefore, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

The term “Acquisition(s)” in this Outlook section refers to the inclusion of the GoCom stations for the full year 2013; the COX stations beginning May 1, 2013; WUTB beginning June 1, 2013; and the Barrington, Fisher, and TTBG stations beginning October 1, 2013.  The Allbritton stations are not included in the Outlook section.  The term “same station basis” excludes the Acquisitions defined above for the periods noted as well as the results of the Newport stations and KBTV for the first 11 months of 2013.

“We continue to see growth in local and national advertising, excluding political, in the third quarter, as well as continued advertising spending by the automotive sector on our stations, which is estimated to be up high single-digit percents,” commented David Amy, EVP and CFO.  “In addition, we expect political revenues to benefit from the implementation of the Affordable Care Act in the fourth quarter of 2013.”

•                  The Company expects third quarter 2013 station net broadcast revenues from continuing operations, before barter, to be approximately $270.5 million to $275.5 million, up 20.2% to 22.4% as compared to third quarter 2012 results of $225.0 million.  This assumes approximately $1.6 million in political revenues in the third quarter 2013, as compared to $27.8 million in the third quarter 2012.  The 2013 third quarter net broadcast revenue estimates assume $54.5 million related to the Acquisitions.  Excluding the Acquisitions, same station net broadcast revenues in the third quarter 2013 are estimated to be up 8.8% to 11.4%, excluding political revenues, versus the third quarter 2012.  In total, same station net broadcast revenues are estimated to be down 1.8% to 4.0% versus the same period in 2012 due to the absence of political as 2013 is a non-election year.

•                  The Company expects barter revenue to be approximately $22.7 million in the third quarter 2013.

•                  The Company expects barter expense to be approximately $22.7 million in the third quarter 2013.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $145.8 million in the third quarter and $623.5 million for 2013, as compared to the 2012 actuals of $104.9 million and $426.8 million for the third quarter and year, respectively.  The 2013 estimates assume $33.4 million and $172.3 million related to the Acquisitions for the quarter and year, respectively.   The 2013 expense forecast includes $2.8 million of stock-based compensation expense for the year, as compared to $1.7 million for 2012.  Excluding the Acquisitions, same station television expenses are expected to be up approximately 7.0% and 7.5% in the third quarter and full year 2013, respectively.

•                 The Company expects program contract amortization expense to be approximately $20.0 million in the third quarter and $84.5 million for 2013, as compared to the 2012 actuals of $14.3 million and $61.0 million for the quarter and year, respectively.  The 2013 estimates assume $3.2 million and $14.2 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects program contract payments to be approximately $22.6 million in the third quarter and $92.2 million for 2013, as compared to the 2012 actuals of $16.9 million and $69.0 million for the quarter and year, respectively.  The 2013 estimates assume $3.4 million and $12.9 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects corporate overhead to be approximately $12.2 million in the third quarter 2013, which includes $0.8 million of stock-based compensation, and $50.0 million for the full year, as compared to the 2012 actuals of $8.3 million and $33.4 million for the quarter and year, respectively.  The increase includes one-time costs associated with the acquisitions; additions to certain corporate functions as a result of the acquisition growth, including the acquisitions of stations in small markets through Chesapeake TV; and corporate overhead acquired in the fourth quarter of 2013, the synergies of which will not be realized until early 2014.  Stock-based compensation expense for 2013 is expected to be approximately $6.9 million as compared to $4.2 million for 2012.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.4 million of income in the third quarter and $9.6 million of income for 2013 (assuming current equity interests and the acquisition of Dielectric), as compared to the 2012 actuals of $2.1 million of  income in the quarter and $8.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $16.0 million in the third quarter and $69.2 million for 2013 (assuming the capital expenditure assumptions below), as compared to the 2012 actuals of $12.6 million and $47.1 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $15.4 million in the third quarter and $68.5 million for 2013, as compared to the 2012 actuals of $10.6 million and $38.1 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $41.5 million in the third quarter and $169.5 million (approximately $159.1 million on a cash basis) for 2013, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.  The interest expense expectation compares to the 2012 actuals of $35.3 million and $128.4 million ($117.5 million on a cash basis) for the third quarter and year, respectively.

•                 The Company expects a current tax provision from continuing operations of approximately $3.4 million and $27.9 million in the third quarter and for the full year 2013, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 35.6% for the third quarter and 2013, respectively.  The Company expects to pay cash taxes of $25.2 million for 2013.

•                  The Company expects to spend approximately $19.5 million in capital expenditures in the third quarter and approximately $58.0 million for 2013.  The 2013 estimate assumes $20.3 million related to the Acquisitions.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2013 results on Wednesday, August 7, 2013, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

On a pro forma basis assuming consummation of all announced transactions, Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, will own and operate, program or provide sales services to 149 television stations in 76 markets.  Sinclair’s television group will reach approximately 38.2% of U.S. television households and will be affiliated with all major networks.  Sinclair’s television portfolio will include 33 FOX, 27 ABC, 25 CBS, 23 CW, 20 MNT, 14 NBC, 5 Univision, one Azteca and one independent station.  Sinclair owns equity interests in broadcast transmission-related companies and various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Station broadcast revenues, net of agency commissions	$279,270	$217,582	$532,195	$408,470
Revenues realized from station barter arrangements	22,047	21,343	40,277	38,881
Other operating divisions revenues	12,837	12,149	24,300	26,097
Total revenues	314,154	251,074	596,772	473,448
OPERATING EXPENSES:
Station production expenses	85,694	62,596	166,127	122,393
Station selling, general and administrative expenses	53,297	41,581	105,235	77,293
Expenses recognized from station barter arrangements	19,382	19,695	35,396	35,819
Amortization of program contract costs and net realizable value adjustments	18,656	15,169	37,517	29,269
Other operating divisions expenses	10,736	10,503	20,605	22,793
Depreciation of property and equipment	15,105	12,134	29,700	21,405
Corporate general and administrative expenses	11,447	7,513	22,697	16,880
Amortization of definite-lived intangible and other assets	15,557	9,994	31,559	15,813
Total operating expenses	229,874	179,185	448,836	341,665
Operating income	84,280	71,889	147,936	131,783
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(45,465)	(29,320)	(83,162)	(56,707)
Loss from extinguishment of debt	(16,283)	—	(16,283)	(335)
Income from equity and cost method investments	(404)	5,148	(1,456)	6,424
Other income, net	482	715	939	1,186
Total other expense	(61,670)	(23,457)	(99,962)	(49,432)
Income from continuing operations before income taxes	22,610	48,432	47,974	82,351
INCOME TAX PROVISION	(9,654)	(18,298)	(18,503)	(23,092)
Income from continuing operations	12,956	30,134	29,471	59,259
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, includes income tax benefit (provision) of $4,973, ($67), $4,682 and ($134), respectively	5,103	(2)	5,458	(53)
NET INCOME	18,059	30,132	34,929	59,206
Net (income) loss attributable to the noncontrolling interests	(233)	(72)	(106)	213
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$17,826	$30,060	$34,823	$59,419
Dividends declared per share	$0.15	$0.12	$0.30	$0.24

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.14	$0.37	$0.34	$0.73
Basic earnings per share from discontinued operations	$0.06	$—	$0.06	$—
Basic earnings per share	$0.19	$0.37	$0.40	$0.73
Diluted earnings per share from continuing operations	$0.14	$0.37	$0.34	$0.73
Diluted earnings per share from discontinued operations	$0.05	$—	$0.06	$—
Diluted earnings per share	$0.19	$0.37	$0.40	$0.73
Weighted average common shares outstanding	92,083	81,036	86,667	80,944
Weighted average common and common equivalent shares outstanding	93,604	81,294	87,864	81,211

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$12,723	$30,062	$29,365	$59,472
Loss from discontinued operations, net of tax	5,103	(2)	5,458	(53)
Net income	$17,826	$30,060	$34,823	$59,419

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2013	December 31, 2013
Cash & cash equivalents	$550,812	$22,865
Total current assets	806,921	304,448
Total long term assets	2,536,472	2,425,249
Total assets	$3,343,393	$2,729,697

Current portion of debt	21,272	49,326
Total current liabilities	226,288	307,600
Long term portion of debt	2,427,900	2,224,053
Total long term liabilities	2,731,097	2,522,150
Total liabilities	2,957,385	2,829,750

Total stockholders’ deficit	386,008	(100,053)
Total liabilities & stockholders’ deficit	$3,343,393	$2,729,697

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2013	2013
Net cash flow from operating activities	$3,668	$53,370
Net cash flow used in investing activities	(111,694)	(126,636)
Net cash flow from financing activities	633,013	601,213

Net increase in cash & cash equivalents	524,987	527,947
Cash & cash equivalents, beginning of period	25,825	22,865
Cash & cash equivalents, end of period	$550,812	550,812